Exhibit 15

October 12, 2012

Rockwell Automation, Inc.

1201 South 2nd Street

Milwaukee, WI

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Rockwell Automation, Inc. and subsidiaries for the three-month periods ended December 31, 2011, and 2010, and have issued our report dated February 8, 2012, for the three- and six-month periods ended March 31, 2012, and 2011, and have issued our report dated May 3, 2012, and for the three- and nine-month periods ended June 30, 2012, and 2011, and have issued our report dated August 2, 2012. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended December 31, 2011, March 31, 2012, and June 30, 2012 are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin